Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2026 Second Quarter Results

BATON ROUGE, LA / PR Newswire / July 20, 2026 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2026. Investar reported net income available to common shareholders of $8.9 million, or $0.61 per diluted common share, for the second quarter of 2026, compared to net income available to common shareholders of $11.5 million, or $0.77 per diluted common share, for the quarter ended March 31, 2026, and net income available to common shareholders of $4.5 million, or $0.46 per diluted common share, for the quarter ended June 30, 2025.

On a non-GAAP basis, core earnings per diluted common share for the second quarter of 2026 were $0.75 compared to $0.87 for the first quarter of 2026, and $0.47 for the second quarter of 2025. Core earnings available to common shareholders excludes certain items including, but not limited to, gain on call or sale of investment securities, net; (gain) loss on sale of other real estate owned, net; gain on sale of loans; change in the fair value of equity securities; income from insurance proceeds; change in the net asset value of other investments; write down of other real estate owned; severance; and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am excited about our second quarter results as we continued to execute on our strategy of consistent, quality earnings through the optimization of our balance sheet and benefit from our acquisition of Wichita Falls Bancshares, Inc. (“WFB”). Due to the dedication and hard work of our employees, we completed the operational conversion of WFB onto our core system in May.

Our net interest margin improved substantially to 3.67%, an eight basis point increase from previous quarter, and we posted strong results for our core metrics including diluted earnings per common share, return on average assets and efficiency ratio. Loan yields remained stable, and we secured lower cost funding that was accretive to our net interest margin. We allowed higher cost brokered time deposits to run off and replaced them with lower cost, non-maturing deposits.

We hired eight commercial bankers, primarily from larger banks, across our Texas and Louisiana footprint to continue the execution of our long-term growth strategy and remix the loan portfolio. Our strategy is to allow the consumer mortgage loans acquired from WFB to run off and replace them with production in our business lending portfolio primarily through the origination of higher yielding commercial and industrial loans. We are enthusiastic about our positioning for future growth both organically and through potential acquisitions.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 27,235 shares of our common stock during the second quarter at an average price of $27.68. We also increased our quarterly common stock dividends declared by 9% to $0.12 per common share during the quarter ended June 30, 2026 compared to $0.11 per common share during the quarter ended March 31, 2026.”

Second Quarter Highlights

•	Net interest margin improved eight basis points to 3.67% for the quarter ended June 30, 2026 compared to 3.59% for the quarter ended March 31, 2026. Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin improved 11 basis points to 3.39% for the quarter ended June 30, 2026 compared to 3.28% for the quarter ended March 31, 2026.

•	Diluted earnings per common share were $0.61 for the quarter ended June 30, 2026 compared to $0.77 for the quarter ended March 31, 2026. Core diluted earnings per common share were $0.75 for the quarter ended June 30, 2026 compared to $0.87 for the quarter ended March 31, 2026. The results for the quarter ended March 31, 2026 included a $2.1 million reversal of credit losses.

•	Return on average assets was 0.98% for the quarter ended June 30, 2026 compared to 1.25% for the quarter ended March 31, 2026. Core return on average assets was 1.21% for the quarter ended June 30, 2026 compared to 1.41% for the quarter ended March 31, 2026. The results for the quarter ended March 31, 2026 included a $2.1 million reversal of credit losses.

•	The overall cost of funds, which includes noninterest-bearing deposits, decreased nine basis points to 2.31% for the quarter ended June 30, 2026 compared to 2.40% for the quarter ended March 31, 2026. The overall cost of deposits, which includes noninterest-bearing deposits, decreased 11 basis points to 2.19% for the quarter ended June 30, 2026 compared to 2.30% for the quarter ended March 31, 2026.

•	Credit quality strengthened with nonperforming loans improving to 0.63% of total loans at June 30, 2026 compared to 0.66% at March 31, 2026.

•	Total loans decreased by $7.9 million, or 0.3%, to $3.06 billion at June 30, 2026 compared to $3.07 billion at March 31, 2026. Excluding loans acquired from WFB, total loans increased by $56.0 million, or 2.6%, to $2.21 billion at June 30, 2026 compared to $2.16 billion at March 31, 2026.

•	The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, increased by $43.8 million, or 3.8%, to $1.21 billion at June 30, 2026 compared to $1.17 billion at March 31, 2026.

•	Variable-rate loans as a percentage of total loans was 50% at June 30, 2026 compared to 49% at March 31, 2026. Included in variable-rate loans are adjustable-rate mortgage loans we acquired in connection with our acquisition of WFB which generally have fixed interest rates for an initial period depending on the loan term.

•	In accordance with our strategy to reduce wholesale funding, total deposits decreased by $18.9 million, or 0.6%, to $3.21 billion at June 30, 2026 compared to $3.23 billion at March 31, 2026. Excluding brokered time deposits, total deposits increased by $19.4 million, or 0.6%, to $3.15 billion at June 30, 2026 compared to $3.13 billion at March 31, 2026.

•	Book value per common share increased to $28.29 at June 30, 2026, or 1.1% (4.4% annualized), compared to $27.97 at March 31, 2026. Tangible book value per common share increased to $23.09 at June 30, 2026, or 1.6% (6.4% annualized), compared to $22.72 at March 31, 2026.

•	During the first half of 2026, Investar hired eight commercial bankers, four in our Texas markets and four in our Louisiana markets, to grow our community banking relationships including loans, deposits and treasury management services.

•	In May 2026, Investar successfully completed the operational conversion of WFB onto our core system.

•	Investar’s regulatory total capital ratio increased to 14.99%, or 2.5%, at June 30, 2026 compared to 14.62% at March 31, 2026.

•	Investar increased quarterly common stock dividends declared by 9% to $0.12 per common share during the quarter ended June 30, 2026 compared to $0.11 per common share during the quarter ended March 31, 2026.

•	Investar repurchased 27,235 shares of its common stock through its stock repurchase program at an average price of $27.68 per share during the quarter ended June 30, 2026, leaving 300,741 shares authorized for repurchase under the program at June 30, 2026.

Loans

Total loans were $3.06 billion at June 30, 2026, a decrease of $7.9 million, or 0.3%, compared to March 31, 2026, and an increase of $953.5 million, or 45.3%, compared to June 30, 2025. On January 1, 2026, Investar closed its acquisition of WFB, headquartered in Wichita Falls, Texas, and its wholly-owned subsidiary, First National Bank, which increased total loans by $961.9 million.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2026	3/31/2026	6/30/2025	$	%	$	%	6/30/2026	6/30/2025
Mortgage loans on real estate
Construction and development	$261,799	$318,868	$141,654	$(57,069)	(17.9)%	$120,145	84.8%	8.6%	6.7%
1-4 Family	907,385	920,480	387,796	(13,095)	(1.4)	519,589	134.0	29.7	18.4
Multifamily	144,234	135,081	102,569	9,153	6.8	41,665	40.6	4.7	4.9
Farmland	9,850	7,803	4,519	2,047	26.2	5,331	118.0	0.3	0.2
Commercial real estate
Owner-occupied	508,245	505,882	462,182	2,363	0.5	46,063	10.0	16.6	22.0
Nonowner-occupied	512,483	504,784	466,009	7,699	1.5	46,474	10.0	16.7	22.1
Commercial and industrial	703,279	661,803	531,460	41,476	6.3	171,819	32.3	23.0	25.2
Consumer	12,612	13,115	10,166	(503)	(3.8)	2,446	24.1	0.4	0.5
Total loans	$3,059,887	$3,067,816	$2,106,355	$(7,929)	(0.3)%	$953,532	45.3%	100%	100%

Construction and development loans totaled $261.8 million at June 30, 2026, a decrease of $57.1 million, or 17.9%, compared to $318.9 million at March 31, 2026, and an increase of $120.1 million, or 84.8%, compared to $141.7 million at June 30, 2025. The decrease in construction and development loans compared to March 31, 2026 was primarily due to planned run off of loans acquired from WFB, consisting of consumer mortgage and nonowner-occupied construction loans, and conversions to permanent loans upon completion of construction. The increase in construction and development loans compared to June 30, 2025 was primarily due to the acquisition of WFB, partially offset by planned run off of loans acquired from WFB, mostly consumer mortgage construction loans, and conversions to permanent loans upon completion of construction.

1-4 Family loans totaled $907.4 million at June 30, 2026, a decrease of $13.1 million, or 1.4%, compared to $920.5 million at March 31, 2026, and an increase of $519.6 million, or 134.0%, compared to $387.8 million at June 30, 2025. The decrease in 1-4 Family loans compared to March 31, 2026 was primarily due to loan amortization and payoffs that aligned with our strategy to allow consumer mortgage loans to run off and replace them with production in our business lending portfolio. The increase in 1-4 Family loans compared to June 30, 2025 was primarily due to the acquisition of WFB. Substantially all of the 1-4 Family loans acquired from WFB were consumer mortgage loans with an adjustable rate.

At June 30, 2026, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $1.21 billion, an increase of $43.8 million, or 3.8%, compared to $1.17 billion at March 31, 2026, and an increase of $217.9 million, or 21.9%, compared to $993.6 million at June 30, 2025. The increase in the business lending portfolio compared to March 31, 2026 was primarily driven by increased commercial and industrial loan production. The increase in the business lending portfolio compared to June 30, 2025 was primarily driven by the acquisition of WFB and increased commercial and industrial loan production.

Nonowner-occupied loans totaled $512.5 million at June 30, 2026, an increase of $7.7 million, or 1.5%, compared to $504.8 million at March 31, 2026, and an increase of $46.5 million, or 10.0%, compared to $466.0 million at June 30, 2025. The increase in nonowner-occupied loans compared to March 31, 2026 was primarily due to organic growth and conversions of construction and development loans to nonowner-occupied loans upon completion of construction, partially offset by loan amortization. The increase in nonowner-occupied loans compared to June 30, 2025 was primarily due to the acquisition of WFB.

Credit Quality

Nonperforming loans were $19.4 million, or 0.63% of total loans, at June 30, 2026, a decrease of $1.0 million compared to $20.4 million, or 0.66% of total loans, at March 31, 2026, and an increase of $11.9 million compared to $7.5 million, or 0.36% of total loans, at June 30, 2025. The decrease in nonperforming loans compared to March 31, 2026 was primarily attributable to paydowns and the transfer of a $1.3 million owner-occupied commercial real estate loan to other real estate owned, partially offset by the downgrade of nine 1-4 Family loan relationships totaling $3.4 million.

The allowance for credit losses was $36.3 million, or 187.3% and 1.18% of nonperforming and total loans, respectively, at June 30, 2026, compared to $36.0 million, or 176.8% and 1.17% of nonperforming and total loans, respectively, at March 31, 2026, and $26.6 million, or 355.9% and 1.26% of nonperforming and total loans, respectively, at June 30, 2025. On January 1, 2026, Investar recorded an $11.7 million allowance for credit losses due to the acquisition of WFB.

Investar recorded a provision for credit losses of $0.3 million for the quarter ended June 30, 2026 compared to a reversal of credit losses of $2.1 million for the quarter ended March 31, 2026 and a provision for credit losses of $0.1 million for the quarter ended June 30, 2025. The provision for credit losses for the quarter ended June 30, 2026 was primarily due to adjustments to qualitative factors, partially offset by a decrease in total loans. The reversal of credit losses for the quarter ended March 31, 2026 was primarily due to a decrease in total loans during the quarter, changes in the economic forecast and the completion of our annual current expected credit loss allowance model recalibration. The provision for credit losses for the quarter ended June 30, 2025 was primarily due to changes in the economic forecast and loan mix.

Deposits

Total deposits at June 30, 2026 were $3.21 billion, a decrease of $18.9 million, or 0.6%, compared to $3.23 billion at March 31, 2026, and an increase of $875.7 million, or 37.5%, compared to $2.34 billion at June 30, 2025. The acquisition of WFB increased total deposits by $1.02 billion on January 1, 2026, consisting of $187.9 million and $835.5 million of noninterest-bearing deposits and interest-bearing deposits, respectively.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	6/30/2026	3/31/2026	6/30/2025	$	%	$	%	6/30/2026	6/30/2025
Noninterest-bearing demand deposits	$621,870	$640,129	$448,459	$(18,259)	(2.9)%	$173,411	38.7%	19.3%	19.2%
Interest-bearing demand deposits	989,520	938,758	576,473	50,762	5.4	413,047	71.7	30.8	24.6
Money market deposits	362,317	374,842	220,961	(12,525)	(3.3)	141,356	64.0	11.3	9.5
Savings deposits	165,192	164,815	134,729	377	0.2	30,463	22.6	5.1	5.8
Brokered time deposits	62,900	101,217	256,100	(38,317)	(37.9)	(193,200)	(75.4)	2.0	10.9
Time deposits	1,012,087	1,013,052	701,463	(965)	(0.1)	310,624	44.3	31.5	30.0
Total deposits	$3,213,886	$3,232,813	$2,338,185	$(18,927)	(0.6)%	$875,701	37.5%	100%	100%

The increase in interest-bearing demand deposits at June 30, 2026 compared to March 31, 2026 was primarily the result of organic growth. Brokered time deposits were $62.9 million at June 30, 2026 compared to $101.2 million at March 31, 2026 and $256.1 million at June 30, 2025. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At June 30, 2026, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted-average duration was approximately four months with a weighted-average rate of 3.78%.

We experienced growth in each deposit category, excluding brokered time deposits, compared to June 30, 2025 primarily as a result of the acquisition of WFB.

Stockholders’ Equity

On July 1, 2025, Investar completed a private placement of 32,500 shares of its newly designated Series A Non-Cumulative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) with selected institutional and other accredited investors at a price of $1,000 per share, for aggregate gross proceeds of $32.5 million. The net proceeds were $30.4 million, after deducting placement agent fees and other offering related expenses.

Stockholders’ equity was $420.1 million at June 30, 2026, an increase of $5.5 million compared to March 31, 2026, and an increase of $164.2 million compared to June 30, 2025. The increase in stockholders’ equity compared to March 31, 2026 was primarily attributable to net income for the quarter, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to June 30, 2025 was primarily attributable to the acquisition of WFB, the issuance of the Series A Preferred Stock, net income for the last twelve months and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the second quarter of 2026 totaled $33.4 million, an increase of $0.8 million, or 2.4%, compared to the first quarter of 2026, and an increase of $13.8 million, or 70.3%, compared to the second quarter of 2025. Total interest income was $53.2 million, $53.2 million and $35.4 million for the quarters ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively. Total interest expense was $19.8 million, $20.5 million and $15.7 million for the corresponding periods. Included in net interest income for the quarters ended June 30, 2026, March 31, 2026 and June 30, 2025 was $2.5 million, $2.8 million and $6,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended June 30, 2026, March 31, 2026 and June 30, 2025 were interest recoveries of $21,000, $7,000 and $19,000, respectively.

Investar’s net interest margin was 3.67% for the quarter ended June 30, 2026, compared to 3.59% for the quarter ended March 31, 2026 and 3.03% for the quarter ended June 30, 2025. The increase in net interest margin for the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026 was driven by a nine basis point decrease in the overall cost of funds, partially offset by a three basis point decrease in the yield on interest-earning assets. The increase in net interest margin for the quarter ended June 30, 2026 compared to the quarter ended June 30, 2025 was driven by a 38 basis point increase in the yield on interest-earning assets and a 25 basis point decrease in the overall cost of funds.

The yield on interest-earning assets was 5.83% for the quarter ended June 30, 2026, compared to 5.86% for the quarter ended March 31, 2026 and 5.45% for the quarter ended June 30, 2025. The decrease in the yield on interest-earning assets compared to the quarter ended March 31, 2026 was primarily attributable to a 26 basis point decrease in the yield on the interest-bearing balances with banks, partially offset by an eight basis point increase in the investment securities portfolio. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2025 was primarily attributable to a 34 basis point increase in the yield on the loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 3.39% for the quarter ended June 30, 2026, compared to 3.28% for the quarter ended March 31, 2026 and 3.02% for the quarter ended June 30, 2025. The adjusted yield on interest-earning assets was 5.55% for the quarter ended June 30, 2026 compared to 5.54% and 5.44% for the quarters ended March 31, 2026 and June 30, 2025, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics.

During the second quarter of 2026, we changed the methodology used to calculate the overall cost of deposits and the overall cost of funds to include the impact of noninterest-bearing deposits. We have adjusted the corresponding prior period calculations to conform to the current period presentation.

The overall cost of deposits, which includes noninterest-bearing deposits, decreased 11 basis points to 2.19% for the quarter ended June 30, 2026 compared to 2.30% for the quarter ended March 31, 2026 and decreased 28 basis points compared to 2.47% for the quarter ended June 30, 2025. The decrease in the overall cost of deposits compared to the quarter ended March 31, 2026 resulted primarily from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and time deposits and a decrease in rates paid on interest-bearing demand deposits partially offset by a higher average balance of interest-bearing demand deposits. The decrease in the overall cost of deposits compared to the quarter ended June 30, 2025 resulted primarily from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and a decrease in rates paid on time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits, and a higher average balance of time deposits.

The cost of short-term borrowings decreased 20 basis points to 2.81% for the quarter ended June 30, 2026 compared to 3.01% for the quarter ended March 31, 2026 and decreased 32 basis points compared to 3.13% for the quarter ended June 30, 2025. The decrease in the cost of short-term borrowings for the quarter ended June 30, 2026 compared to the quarters ended March 31, 2026 and June 30, 2025 resulted primarily from a lower current rate on short-term Federal Home Loan Bank (“FHLB”) advances and increased utilization of repurchase agreements. Average long-term debt increased $29.1 million and $68.1 million compared to the quarters ended March 31, 2026 and June 30, 2025, respectively, to $153.6 million at June 30, 2026. The increase compared to the quarter ended March 31, 2026 resulted primarily from increased utilization of long-term FHLB advances. The increase compared to the quarter ended June 30, 2025 was primarily due to the long-term debt acquired from WFB and increased utilization of long-term FHLB advances.

The overall cost of funds, which includes the noninterest-bearing deposits, for the quarter ended June 30, 2026 decreased nine basis points to 2.31% compared to 2.40% for the quarter ended March 31, 2026 and decreased 25 basis points compared to 2.56% for the quarter ended June 30, 2025. The decrease in the cost of funds for the quarter ended June 30, 2026 compared to the quarters ended March 31, 2026 and June 30, 2025 resulted primarily from a decrease in the overall cost of deposits and a decrease in the cost of short-term borrowings.

Noninterest Income

Noninterest income for the second quarter of 2026 totaled $3.1 million, an increase of $0.1 million, or 4.0%, compared to the first quarter of 2026 and an increase of $0.5 million, or 18.0%, compared to the second quarter of 2025.

The increase in noninterest income compared to the quarter ended March 31, 2026 was primarily driven by a $0.1 million decrease in loss on sale of other real estate owned.

The increase in noninterest income compared to the quarter ended June 30, 2025 was primarily attributable to a $0.2 million increase in income from bank owned life insurance, a $0.1 million increase in interchange fees, a $0.1 million increase in service charges on deposit accounts, and a $0.1 million increase in change in fair value of equity securities, partially offset by a $0.1 million decrease in other operating income. The decrease in other operating income was primarily attributable to $0.3 million of income from insurance proceeds received for damages to a property recorded in other real estate owned in the second quarter of 2025, partially offset by a $0.1 million increase in distributions from other investments and a $0.1 million increase in wealth management income.

Noninterest Expense

Noninterest expense for the second quarter of 2026 totaled $24.7 million, an increase of $1.8 million, or 8.0%, compared to the first quarter of 2026, and an increase of $8.0 million, or 47.7%, compared to the second quarter of 2025.

The increase in noninterest expense for the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026 was primarily driven by a $0.9 million increase in acquisition expense, a $0.5 million increase in salaries and employee benefits and a $0.4 million increase in other operating expense. The increase in acquisition expense was primarily due to the operational conversion of WFB completed in May 2026. The increase in salaries and employee benefits was primarily due to increases in salaries as part of our investment in our people and hiring commercial bankers and health insurance claims. The increase in other operating expense was primarily attributable to a $0.2 million increase in branch services, a $0.1 million increase in other real estate expense and a $0.1 million increase in collection and repossession expense.

The increase in noninterest expense for the quarter ended June 30, 2026 compared to the quarter ended June 30, 2025 was primarily driven by a $3.2 million increase in salaries and employee benefits, a $2.4 million increase in acquisition expense, a $0.6 million increase in depreciation and amortization, a $0.5 million increase in professional fees, a $0.3 million increase in occupancy, a $0.3 million increase in data processing and a $0.7 million increase in other operating expense. The increases were primarily related to the acquisition of WFB on January 1, 2026. The increase in other operating expense was primarily attributable to a $0.4 million increase in branch services, a $0.2 million increase in FDIC assessments, a $0.2 million increase in software expense and a $0.1 million increase in telecommunications expense, partially offset by a $0.2 million decrease in other real estate expense and a $0.1 million decrease in bank shares taxes.

Taxes

Investar recorded income tax expense of $2.1 million for the quarter ended June 30, 2026, which equates to an effective tax rate of 18.4%, compared to effective tax rates of 19.4% and 17.2% for the quarters ended March 31, 2026 and June 30, 2025, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.64 and $0.61, respectively, for the quarter ended June 30, 2026, compared to basic and diluted earnings per common share of $0.84 and $0.77, respectively, for the quarter ended March 31, 2026, and basic and diluted earnings per common share of $0.46 for the quarter ended June 30, 2025.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 36 branch locations serving Louisiana, Texas, and Alabama. At June 30, 2026, the Bank had 421 full-time equivalent employees and total assets of $3.9 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible common equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core earnings available to common shareholders,” “core efficiency ratio,” “core return on average assets,” “core return on average common equity,” “core basic earnings per common share” and “core diluted earnings per common share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provides a more complete understanding of factors and trends affecting Investar’s business and allows investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance, including the potential impacts of its strategies and the WFB transaction. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including heightened uncertainties resulting from recent changing trade and tariff policies that could have an adverse impact on inflation and economic growth at least in the near term;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to successfully execute our strategy focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan portfolio, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	risks to holders of our common stock relating to our Series A Preferred Stock, including, but not limited to, dividend preferences to holders of the preferred stock, other conditions with respect to the payment of dividends on our common stock, potential dilution upon conversion of the preferred stock, and liquidation preferences to holders of the preferred stock;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from conflicts and wars in the Middle East, Ukraine and Israel and surrounding areas or new areas;

•	the emergence or worsening of widespread public health challenges or pandemics;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

Corey Moore

Executive Vice President and Deputy Chief Financial Officer

(225) 227-2348

Corey.Moore@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2026	3/31/2026	6/30/2025	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$53,199	$53,204	$35,359	(0.0)%	50.5%
Total interest expense	19,750	20,544	15,715	(3.9)	25.7
Net interest income	33,449	32,660	19,644	2.4	70.3
Provision for (reversal of) credit losses	275	(2,108)	141	NM	NM
Total noninterest income	3,098	2,980	2,626	4.0	18.0
Total noninterest expense	24,664	22,839	16,700	8.0	47.7
Income before income tax expense	11,608	14,909	5,429	(22.1)	113.8
Income tax expense	2,136	2,885	935	(26.0)	128.4
Net income	9,472	12,024	4,494	(21.2)	110.8
Preferred stock dividends declared	528	528	—	—	—
Net income available to common shareholders	$8,944	$11,496	$4,494	(22.2)	99.0

AVERAGE BALANCE SHEET DATA
Total assets	$3,879,711	$3,910,392	$2,740,388	(0.8)%	41.6%
Total interest-earning assets	3,656,956	3,684,527	2,604,295	(0.7)	40.4
Total loans	3,049,671	3,095,915	2,104,266	(1.5)	44.9
Total interest-bearing deposits	2,578,750	2,662,652	1,896,474	(3.2)	36.0
Total interest-bearing liabilities	2,804,480	2,836,647	2,014,546	(1.1)	39.2
Total deposits	3,206,333	3,296,288	2,345,309	(2.7)	36.7
Total common stockholders’ equity	390,181	384,774	254,906	1.4	53.1

PER COMMON SHARE DATA
Earnings:
Basic earnings per common share	$0.64	$0.84	$0.46	(23.8)%	39.1%
Diluted earnings per common share	0.61	0.77	0.46	(20.8)	32.6
Core earnings:(1)
Core basic earnings per common share(1)	0.81	0.95	0.48	(14.7)	68.8
Core diluted earnings per common share(1)	0.75	0.87	0.47	(13.8)	59.6
Book value per common share	28.29	27.97	26.01	1.1	8.8
Tangible book value per common share(1)	23.09	22.72	21.80	1.6	5.9
Common shares outstanding	13,777,385	13,741,225	9,839,848	0.3	40.0
Weighted average common shares outstanding - basic	13,788,871	13,762,593	9,844,351	0.2	40.1
Weighted average common shares outstanding - diluted	15,540,312	15,553,534	9,958,394	(0.1)	56.1

PERFORMANCE RATIOS
Return on average assets	0.98%	1.25%	0.66%	(21.6)%	48.5%
Core return on average assets(1)	1.21	1.41	0.69	(14.2)	75.4
Return on average common equity	9.19	12.12	7.07	(24.2)	30.0
Core return on average common equity(1)	11.44	13.78	7.40	(17.0)	54.6
Net interest margin	3.67	3.59	3.03	2.2	21.1
Net interest income to average assets	3.46	3.39	2.88	2.1	20.1
Noninterest expense to average assets	2.55	2.37	2.44	7.6	4.5
Efficiency ratio(2)	67.49	64.08	74.99	5.3	(10.0)
Core efficiency ratio(1)	60.07	58.46	73.55	2.7	(18.3)
Dividend payout ratio	18.75	13.10	23.91	43.1	(21.6)
Net charge-offs (recoveries) to average loans	—	0.01	—	(100.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	6/30/2026	3/31/2026	6/30/2025	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.62%	0.61%	0.48%	1.6%	29.2%
Nonperforming loans to total loans	0.63	0.66	0.36	(4.5)	75.0
Allowance for credit losses to total loans	1.18	1.17	1.26	0.9	(6.3)
Allowance for credit losses to nonperforming loans	187.33	176.79	355.94	6.0	(47.4)

CAPITAL RATIOS
Investar Holding Corporation:
Total common equity to total assets	10.09%	9.92%	9.31%	1.7%	8.4%
Tangible common equity to tangible assets(1)	8.39	8.21	7.93	2.3	5.9
Tier 1 leverage capital	10.56	10.31	9.64	2.4	9.5
Common equity tier 1 capital(2)	11.68	11.35	11.28	2.9	3.5
Tier 1 capital(2)	13.27	12.93	11.70	2.6	13.4
Total capital(2)	14.99	14.62	13.59	2.5	10.3
Investar Bank:
Tier 1 leverage capital	10.75	10.47	10.08	2.7	6.6
Common equity tier 1 capital(2)	13.51	13.11	12.24	3.1	10.4
Tier 1 capital(2)	13.51	13.11	12.24	3.1	10.4
Total capital(2)	14.69	14.26	13.40	3.0	9.6

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2026.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2026	March 31, 2026	June 30, 2025
ASSETS
Cash and due from banks	$31,758	$38,985	$28,311
Interest-bearing balances due from other banks	40,545	40,626	26,913
Cash and cash equivalents	72,303	79,611	55,224

Available for sale securities at fair value (amortized cost of $459,375, $459,710 and $408,599, respectively)	411,326	412,557	355,708
Held to maturity securities at amortized cost (fair value of $49,450, $50,789 and $43,690, respectively)	47,217	48,044	41,528
Loans	3,059,887	3,067,816	2,106,355
Less: allowance for credit losses	(36,251)	(35,985)	(26,620)
Loans, net	3,023,636	3,031,831	2,079,735
Equity securities at fair value	4,111	3,484	2,570
Nonmarketable equity securities	23,759	21,373	15,082
Bank premises and equipment, net of accumulated depreciation of $25,268, $24,551 and $22,776, respectively	59,907	60,238	39,894
Other real estate owned, net	4,747	3,390	5,629
Accrued interest receivable	18,887	19,757	14,028
Deferred tax asset	15,183	15,850	15,328
Goodwill and other intangible assets, net	71,704	72,138	41,427
Bank owned life insurance	84,299	83,603	60,627
Other assets	24,594	23,239	21,285
Total assets	$3,861,673	$3,875,115	$2,748,065

LIABILITIES
Deposits
Noninterest-bearing	$621,870	$640,129	$448,459
Interest-bearing	2,592,016	2,592,684	1,889,726
Total deposits	3,213,886	3,232,813	2,338,185
Advances from Federal Home Loan Bank	136,000	136,032	70,000
Repurchase agreements	18,575	18,363	11,023
Subordinated debt, net of unamortized issuance costs	16,759	16,749	16,717
Junior subordinated debt	22,994	23,019	8,782
Accrued taxes and other liabilities	33,327	33,505	47,429
Total liabilities	3,441,541	3,460,481	2,492,136

STOCKHOLDERS’ EQUITY

Preferred stock, no par value per share; 5,000,000 shares authorized; 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock; 32,500 shares ($1,000 liquidation preference) issued and outstanding at June 30, 2026 and March 31, 2026 and none issued and outstanding at June 30, 2025	30,353	30,353	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 13,777,385, 13,741,225 and 9,839,848 shares issued and outstanding, respectively	13,777	13,741	9,840
Surplus	246,033	247,156	146,107
Retained earnings	167,784	160,494	141,608
Accumulated other comprehensive loss	(37,815)	(37,110)	(41,626)
Total stockholders’ equity	420,132	414,634	255,929
Total liabilities and stockholders’ equity	$3,861,673	$3,875,115	$2,748,065

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2026	March 31, 2026	June 30, 2025
INTEREST INCOME
Interest and fees on loans	$47,715	$47,954	$31,140
Interest on investment securities
Taxable	3,790	3,372	2,961
Tax-exempt	743	741	665
Other interest income	951	1,137	593
Total interest income	53,199	53,204	35,359

INTEREST EXPENSE
Interest on deposits	17,496	18,710	14,456
Interest on borrowings	2,254	1,834	1,259
Total interest expense	19,750	20,544	15,715
Net interest income	33,449	32,660	19,644

Provision for (reversal of) credit losses	275	(2,108)	141
Net interest income after provision for (reversal of) credit losses	33,174	34,768	19,503

NONINTEREST INCOME
Service charges on deposit accounts	933	956	788
Gain on call or sale of investment securities, net	12	—	—
Gain (loss) on sale of other real estate owned, net	4	(84)	29
Gain on sale of loans	—	26	—
Interchange fees	524	559	401
Income from bank owned life insurance	696	664	476
Change in the fair value of equity securities	177	130	53
Other operating income	752	729	879
Total noninterest income	3,098	2,980	2,626

NONINTEREST EXPENSE
Depreciation and amortization	1,333	1,344	710
Salaries and employee benefits	13,430	12,947	10,257
Occupancy	955	988	675
Data processing	1,223	1,214	914
Marketing	130	99	112
Professional fees	924	799	468
Acquisition expenses	2,582	1,728	182
Other operating expenses	4,087	3,720	3,382
Total noninterest expense	24,664	22,839	16,700
Income before income tax expense	11,608	14,909	5,429
Income tax expense	2,136	2,885	935
Net income	9,472	12,024	4,494
Preferred stock dividends declared	528	528	—
Net income available to common shareholders	$8,944	$11,496	$4,494

EARNINGS PER COMMON SHARE
Basic earnings per common share	$0.64	$0.84	$0.46
Diluted earnings per common share	0.61	0.77	0.46
Cash dividends declared per common share	0.12	0.11	0.11

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2026			March 31, 2026			June 30, 2025
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$3,049,671	$47,715	6.28%	$3,095,915	$47,954	6.28%	$2,104,266	$31,140	5.94%
Securities:
Taxable	460,171	3,790	3.30	428,523	3,372	3.19	402,438	2,961	2.95
Tax-exempt	56,218	743	5.30	56,639	741	5.31	49,682	665	5.37
Interest-bearing balances with banks	90,896	951	4.20	103,450	1,137	4.46	47,909	593	4.97
Total interest-earning assets	3,656,956	53,199	5.83	3,684,527	53,204	5.86	2,604,295	35,359	5.45
Cash and due from banks	31,886			32,966			26,185
Intangible assets	71,812			77,480			41,496
Other assets	154,580			153,315			95,142
Allowance for credit losses	(35,523)			(37,896)			(26,730)
Total assets	$3,879,711			$3,910,392			$2,740,388

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$1,320,779	$7,707	2.34%	$1,289,503	$7,671	2.41%	$794,603	$4,396	2.22%
Brokered demand deposits	88	1	3.82	—	—	—	980	11	4.50
Savings deposits	165,410	376	0.91	165,576	361	0.88	135,662	350	1.04
Brokered time deposits	73,462	706	3.86	152,288	1,507	4.01	255,374	2,999	4.71
Time deposits	1,019,011	8,706	3.43	1,055,285	9,171	3.52	709,855	6,700	3.79
Total interest-bearing deposits	2,578,750	17,496	2.72	2,662,652	18,710	2.85	1,896,474	14,456	3.06
Short-term borrowings	72,103	504	2.81	49,501	367	3.01	32,585	254	3.13
Long-term debt	153,627	1,750	4.57	124,494	1,467	4.78	85,487	1,005	4.71
Total interest-bearing liabilities	2,804,480	19,750	2.82	2,836,647	20,544	2.94	2,014,546	15,715	3.13
Noninterest-bearing deposits	627,583			633,636			448,835
Other liabilities	27,114			24,982			22,101
Stockholders’ equity	420,534			415,127			254,906
Total liability and stockholders’ equity	$3,879,711			$3,910,392			$2,740,388
Net interest income/net interest margin		$33,449	3.67%		$32,660	3.59%		$19,644	3.03%

Overall cost of deposits(1)			2.19%			2.30%			2.47%
Overall cost of funds(2)			2.31%			2.40%			2.56%

(1)	Calculated as total interest on deposits divided by the sum of average interest-bearing deposits and average noninterest-bearing deposits and annualized based on the number of days in the quarter.
(2)	Calculated as total interest expense divided by the sum of average interest-bearing liabilities and average noninterest-bearing deposits and annualized based on the number of days in the quarter.

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2026			March 31, 2026			June 30, 2025
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$3,049,671	$47,715	6.28%	$3,095,915	$47,954	6.28%	$2,104,266	$31,140	5.94%
Adjustments:
Interest recoveries		21			7			19
Accretion		2,543			2,848			6
Adjusted loans	3,049,671	45,151	5.94	3,095,915	45,099	5.91	2,104,266	31,115	5.93
Securities:
Taxable	460,171	3,790	3.30	428,523	3,372	3.19	402,438	2,961	2.95
Tax-exempt	56,218	743	5.30	56,639	741	5.31	49,682	665	5.37
Interest-bearing balances with banks	90,896	951	4.20	103,450	1,137	4.46	47,909	593	4.97
Adjusted interest-earning assets	3,656,956	50,635	5.55	3,684,527	50,349	5.54	2,604,295	35,334	5.44

Total interest-bearing liabilities	2,804,480	19,750	2.82	2,836,647	20,544	2.94	2,014,546	15,715	3.13

Adjusted net interest income/adjusted net interest margin		$30,885	3.39%		$29,805	3.28%		$19,619	3.02%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2026	March 31, 2026	June 30, 2025
Tangible common equity
Total stockholders’ equity	$420,132	$414,634	$255,929
Less: preferred stock	30,353	30,353	—
Total common equity	389,779	384,281	255,929
Adjustments:
Goodwill	58,267	58,090	40,088
Core deposit intangible	13,337	13,948	1,239
Trademark intangible	100	100	100
Tangible common equity	$318,075	$312,143	$214,502

Tangible assets
Total assets	$3,861,673	$3,875,115	$2,748,065
Adjustments:
Goodwill	58,267	58,090	40,088
Core deposit intangible	13,337	13,948	1,239
Trademark intangible	100	100	100
Tangible assets	$3,789,969	$3,802,977	$2,706,638

Common shares outstanding	13,777,385	13,741,225	9,839,848
Tangible common equity to tangible assets	8.39%	8.21%	7.93%
Book value per common share	$28.29	$27.97	$26.01
Tangible book value per common share	23.09	22.72	21.80

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		June 30, 2026	March 31, 2026	June 30, 2025
Net interest income	(a)	$33,449	$32,660	$19,644
Provision for (reversal of) credit losses		275	(2,108)	141
Net interest income after provision for (reversal of) credit losses		33,174	34,768	19,503

Total noninterest income	(b)	3,098	2,980	2,626
Gain on call or sale of investment securities, net		(12)	—	—
(Gain) loss on sale of other real estate owned, net		(4)	84	(29)
Gain on sale of loans		—	(26)	—
Change in the fair value of equity securities		(177)	(130)	(53)
Income from insurance proceeds(1)		—	—	(304)
Change in the net asset value of other investments(2)		109	(17)	136
Core noninterest income	(d)	3,014	2,891	2,376

Core earnings before noninterest expense		36,188	37,659	21,879

Total noninterest expense	(c)	24,664	22,839	16,700
Write down of other real estate owned(3)		(75)	—	(296)
Severance(4)		(105)	(327)	(26)
Acquisition expense		(2,582)	(1,728)	(182)
Core noninterest expense	(f)	21,902	20,784	16,196

Core earnings before income tax expense		14,286	16,875	5,683
Core income tax expense(5)		2,629	3,274	977
Core earnings		11,657	13,601	4,706
Preferred stock dividends declared		528	528	—
Core earnings available to common shareholders		$11,129	$13,073	$4,706

Core basic earnings per common share		$0.81	$0.95	$0.48

Diluted earnings per common share (GAAP)		$0.61	$0.77	$0.46
Gain on call or sale of investment securities, net		—	—	—
(Gain) loss on sale of other real estate owned, net		—	—	—
Gain on sale of loans		—	—	—
Change in the fair value of equity securities		(0.01)	(0.01)	—
Income from insurance proceeds(1)		—	—	(0.03)
Change in the net asset value of other investments(2)		0.01	—	0.01
Write down of other real estate owned(3)		—	—	0.02
Severance(4)		0.01	0.02	—
Acquisition expense		0.13	0.09	0.01
Core diluted earnings per common share		$0.75	$0.87	$0.47

Efficiency ratio	(c) / (a+b)	67.49%	64.08%	74.99%
Core efficiency ratio	(f) / (a+d)	60.07	58.46	73.55
Core return on average assets(6)		1.21	1.41	0.69
Core return on average common equity(7)		11.44	13.78	7.40
Total average assets		$3,879,711	$3,910,392	$2,740,388
Total average common stockholders’ equity		390,181	384,774	254,906

(1)	Adjustment to noninterest income for insurance proceeds received for damages to a property recorded in other real estate owned, which is included in other operating income in the accompanying consolidated statements of income.
(2)	Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds included in other operating income in the accompanying consolidated statements of income.
(3)	Reflects an adjustment to noninterest expense for provision for estimated losses on other real estate owned when fair value is determined to be less than carrying values, which is included in other operating expenses in the accompanying consolidated statements of income.
(4)	Severance is included in salaries and employee benefits in the accompanying consolidated statements of income.
(5)	Core income tax expense is calculated using the effective tax rates of 18.4%, 19.4% and 17.2% for the quarters ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively.
(6)	Core earnings used in calculation. No adjustments were made to total average assets.
(7)	Core earnings available to common shareholders used in calculation. No adjustments were made to total average common stockholders’ equity.